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                                                                   EXHIBIT 23.8


December 29, 1999

Board of Directors
RailAmerica, Inc.
5300 Broken Sound Boulevard, N.W.
Boca Raton, Florida 33487

Members of the Board:

We hereby consent to the inclusion of (i) our opinion letter, dated October 14, 1999, to the Board of Directors of RailAmerica, Inc. ("RailAmerica") as Annex B to the Joint Proxy Statement and Prospectus of RailAmerica and RailTex, Inc. ("RailTex") included in Amendment No. 1 to the Registration Statement on Form S-4 of RailAmerica (the "Registration Statement") relating to the proposed merger of Acquisition Corp., a wholly owned subsidiary of RailAmerica, with and into RailTex, with RailTex surviving the merger as a wholly owned subsidiary of RailAmerica, and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled "Summary - Opinions of Financial Advisors," "The Merger - Background to the Merger," "- Recommendation of the RailAmerica Board and Reasons for the Merger" and " - Opinion of Financial Advisor to RailAmerica." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE FIRST BOSTON CORPORATION